Exhibit 99.1

News Release

For Immediate Release                     For Further Information, Contact:
November 10, 2016                    George Lancaster, Hines
713/966-7676
george.lancaster@hines.com

HINES REIT COMPLETES $1.162 BILLION SALE OF OFFICE ASSETS

Sale marks major step in execution of shareholder-approved liquidation plan

(HOUSTON) – Hines Real Estate Investment Trust, Inc. (“Hines REIT") announced today it has completed the sale of seven West Coast office assets to a Blackstone affiliate for $1.162 billion. Shareholders approved the board-recommended plan to liquidate and dissolve Hines REIT during its annual shareholder meeting on November 7. Hines REIT was the first of three non-traded REITs sponsored by the international real estate firm.
So far in 2016, Hines REIT has sold 22 of its directly owned properties for $2.3 billion, before transaction costs and retirement of debt. In addition, during that same time period, the Hines US Core Office Fund LP, in which Hines REIT owns a 28.8% LP interest, sold four of its properties for $762.7 million, before transaction costs and retirement of debt. Hines REIT is in the process of liquidating the few remaining assets it owns directly and through its interest in Hines US Core Office Fund LP and currently anticipates those sales will be completed before year end.
“The sale of seven of our West Coast office assets to a Blackstone affiliate was a significant and positive transaction and a result of our focus on maximizing the assets’ appeal to the institutional market and providing Hines REIT’s investors with an attractive outcome,” said Sherri Schugart, President and CEO of Hines REIT. “The vast majority of our investors will have experienced a positive return on their investment in Hines REIT given the cash distributions we have paid through the years combined with capital we expect to return to investors as a result of this liquidity event and capital we have returned in previous years. We are pleased with this performance relative to the performance of many of our peers and other investment alternatives that had comparable investment strategies and timing, especially considering the impact of the financial crisis and economic downturn during 2008 and 2009.”
Hines REIT currently expects to initially distribute a significant portion of the net proceeds from the completed asset sales to its shareholders before the end of this year and to have one or more additional liquidating distributions to its shareholders during the first quarter of 2017, after all remaining business activities are concluded. Hines REIT presently expects that the aggregate liquidating distributions to its shareholders will be within the range of $6.35 to $6.65 per share, as disclosed when Hines REIT announced the plan of liquidation. In addition to these liquidating distributions, Hines REIT previously paid special distributions totaling $1.01 per share from July 2011 through April 2013, which were designated as a partial return of invested capital to shareholders. For additional information regarding the voting results from our annual meeting, please see Hines REIT’s 8-K filing dated November 7, 2016.

About Hines REIT
Hines REIT is a public, non-listed real estate investment trust sponsored by Hines.  Hines REIT was formed in August 2003 for the purpose of investing in and owning interests in real estate. In total, Hines REIT acquired interests in 66 properties, representing approximately 33 million square feet, since its inception and has sold its interests in 63 of those properties as of November 10, 2016. For additional information about Hines REIT, visit www.hinessecurities.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 192 cities in 20 countries. Hines has $93.2 billion of assets under management, including $47.9 billion for which Hines provides fiduciary investment management services, and $45.3 billion for which Hines provides third-party property-level services. The firm has 105 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,180 properties, totaling over 379 million square feet. The firm’s current property and asset management portfolio includes 483 properties, representing over 199 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected benefits of the plan of liquidation (the “Plan”), the estimated range and the timing of the payment of liquidating distributions, the expected timing and completion of the Plan, the return to be achieved by shareholders and the future business, performance and opportunities of Hines REIT. Forward-looking statements generally can be identified by the use of words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the Plan, the response of tenants, business partners and competitors to the announcement of the Plan; legal proceedings that may be instituted against the Company and others related to the Plan; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in Hines REIT’s existing markets; reductions in asset valuations and related impairment charges; risks associated with downturns in domestic and local economies, changes in interest rates and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with Hines REIT’s potential failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended; possible adverse changes in tax and environmental laws; and risks associated with Hines REIT’s dependence on key personnel of Hines Interests Limited Partnership or its affiliates whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by Hines REIT with the Securities and Exchange Commission, including Hines REIT’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this press release. Hines REIT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.